NEWS RELEASE

Contact: Debra A. Crow Corporate Communications Manager	Date:	April 30, 2012

Phone: 419-891-6483

E-mail: debra—crow@andersonsinc.com

The Andersons Names Granato as Chief Financial Officer

MAUMEE, OHIO, APRIL 30, 2012 – The Andersons, Inc. (Nasdaq:ANDE) has appointed John J. Granato to the newly-created role of Chief Financial Officer, reporting to Mike Anderson, Chairman and CEO.

With broad and extensive global finance and business leadership experience, Granato joins The Andersons after most recently serving as a Principal of Finance and Operations for Global Infrastructure Partners in New York, NY. His experience spans diverse industries, both domestically and internationally, including multi-billion dollar conglomerates and industrial companies as well as private bank/private equity firms. He has extensive experience in capital markets, treasury, risk management, and financial reporting through his work during the past 20 years.

Granato earned his bachelor’s degree in Economics from the University of California, Berkeley, Calif. Subsequently he earned his Master of Science in Economics degree from the London School of Economics and an MBA from the University of Chicago’s Graduate School of Business.

He will be relocating to the Maumee area, with his wife and their three children, in the near future.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico. For more information, visit The Andersons online at www.andersonsinc.com.

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